Rule 424(b)(3)
                                                     Registration No. 33-90818

PRICING SUPPLEMENT NO. 13
Dated July 22, 1997 to
Prospectus Supplement dated May 19, 1995, and
Prospectus dated April 25, 1995

                  THE TAUBMAN REALTY GROUP LIMITED PARTNERSHIP

                                MEDIUM-TERM NOTES


The Taubman Realty Group Limited Partnership ("TRG") hereby offers $55.0 million aggregate principal amount of its Medium-Term Notes having the terms set forth below (the "Notes"), as well as the additional terms set forth in the Prospectus Supplement dated May 19, 1995. TRG may issue Medium-Term Notes having maturities of more than nine months in an aggregate principal amount of up to $500.0 million. After giving effect to the issuance of the Notes, an aggregate principal amount of $342.4 million of Medium-Term Notes has been issued to date. This Pricing Supplement No. 13 relates only to the offering of the Notes described below.


Interest Payable: each December 15 and June 15 (commencing December 15, 1997)
                  and at maturity

Price to Public:  99.097%

Agents' Commission:  0.625%

Agents:     Morgan Stanley & Co. Incorporated
            Goldman, Sachs & Co.
            Merrill Lynch & Co.
            J.P. Morgan Securities Inc.
            UBS Securities LLC

Original Issue Date:  July 25, 1997

Initial Accrual Period:  July 25, 1997 through December 14, 1997

Interest Rate:  7.00%

Original Maturity Date:  August 1, 2007

TRG intends to use the net proceeds from the sale of the Notes to pay down one or more of its existing working capital facilities.